Exhibit 23.2

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of American BriVision (Holding) Corporation for the year ended December 31, 2018 of our report dated April 4, 2019 included in its Registration Statement on Form S-8 relating to the consolidated financial statements of American BriVision (Holding) Corporation and its subsidiaries. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
November 12, 2019

KCCW Accountancy Corp. 3333 S. Brea Canyon Rd. #206, Diamond Bar, CA 91765 USA

Tel: +1 909 348 7228 ● Fax: +1 909 895 4155 ● info@kccwcpa.com